                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-94963


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 28, 2000)

                                 80,000 SHARES

                              MADGE NETWORKS N.V.
                                 COMMON SHARES

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     All of the common shares offered by this prospectus supplement are being sold by us. Chase H&Q is acting as Placement Agent for the sale of these shares.

     Our common shares trade on the Nasdaq National Market under the symbol "MADGF". The closing price of our common shares on the Nasdaq National Market on February 18, 2000 was $12.375.

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     INVESTING IN THE SECURITIES WE ARE OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS DATED JANUARY 28, 2000.

     On February 18, 2000, we sold an aggregate of 80,000 common shares at prices ranging from $12.50 to $12.75 per share and paid Chase H&Q aggregate commissions on these sales of 2.5% of the purchase price or $25,343.80.

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                                                                  TOTAL
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Public offering price.......................................  $1,013,752.00
Placement agent commissions.................................  $   25,343.80
Proceeds to Madge, before expenses..........................  $  988,408.20

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect delivery of the common shares to be made on or about February 24, 2000, against payment in immediately available funds.

     We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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                                   CHASE H&Q
                                PLACEMENT AGENT

                 Prospectus Supplement dated February 22, 2000